March 23, 2007

Benito Cachinero-Sanchez
140 Top of the World Way
Green Brook, NJ 08812

Dear Benito:

This employment agreement outlines our understandings concerning your position as the Corporate Vice President of Human Resources of Automatic Data Processing, Inc. ("ADP").

ADP and you agree as follows:

1. **Employment and Term**.

a. Effective April 4, 2007 (hereinafter "Effective Date"), you shall be employed by ADP as its Corporate Vice President of Human Resources reporting to Gary Butler, ADP's Chief Executive Officer. The position will be graded as an Executive Grade Level B.

b. You shall devote your full business time, energy and skill, on an exclusive basis, to the business and affairs of ADP and will use your business time, energy and skill to promote the business and interests of ADP and any and all of the ADP divisions, subsidiaries and affiliates.

c. As a condition of your employment, you agree to abide by and be bound by the terms, conditions and provisions of Exhibit A ("the Restrictive Covenant") which are incorporated by reference into this employment agreement. This obligation survives the term of this employment agreement.

2. **Compensation and Benefits**.

a. As of the Effective Date, ADP shall initially pay you a salary of $375,000 per annum. You can anticipate a merit salary review on or before April 2008. Your salary will be paid on a monthly basis.

b. Your initial target bonus for each fiscal year (i.e. July 1 to June 30) shall be 60% of your salary. Your Fiscal Year '07 bonus shall be 25% of your targeted Fiscal Year '07 bonus.

c. ADP shall pay you a one-time sign-on bonus of $100,000 within 30 days of the Effective Date. If you voluntarily leave ADP before the end of your 2nd year of employment (other than for disability or death), you must repay to ADP such bonus payment of $100,000.

d. As of the Effective Date, you shall also be entitled to participate in all of ADP's pension, 401(k), medical and health, life, accident, disability and other insurance programs, stock purchase plans, ADP's Executive Fleet Program and other plans and arrangements that are generally available to other ADP Grade Level B executives in accordance with their terms.

e. You will receive four weeks of paid vacation per year during your first five years of employment. To accommodate your desire to take time off before beginning work at ADP, you will be on paid vacation for no more than ten (10) working days from Effective Date and this paid vacation will not be counted against your four week annual paid vacation entitlement.

3. **Restricted Stock.**

a. You shall receive the following grants of ADP time-based restricted stock within 30 days of the Effective Date: (i) the number of shares whose total value based upon the price of ADP shares on the Effective Date (i.e. the average of the high and low stock price) equals $400,000. The restrictions on these shares will lapse on January 1, 2008; (ii) the number of shares whose total value based upon the price of ADP shares on the Effective Date equals $600,000. The restrictions on these shares will lapse as follows: (a) 50% on January 1, 2009 and (b) 50% on January 1, 2010. The above and any subsequent grants of restricted stock that may be made to you from time-to-time shall be subject to the terms and policies governing ADP's Key Employees' Restricted Stock Plan.

b. You are eligible to participate in the FY'07 Performance Based Restricted Stock Plan which is effective July 1, 2006. Grants will be made under this plan based on ADP achieving 2-year performance objectives. If the 2-year performance objectives are achieved then you will receive 8,000 shares of Restricted Stock in September 2008. The performance range on this plan is 75 – 125% of target (a zero grant is possible with below threshold ADP performance). These restricted shares will vest in March 2009. These shares are not subject to adjustment after the spin-off of Broadridge.

4. **Stock Options.**

a. You shall be offered an initial stock option grant of 40,000 shares after the first meeting of the Compensation Committee of the Board of Directors following the Effective Date. If the grant, along with the restrictive covenants, is accepted, such options will vest in accordance with the terms of the grant (including a six-year vesting schedule with no options vesting in the first year). Additional grants are currently forecasted to be approximately 17,000 options per year. Such grants are presently made in January. Accordingly, a second grant shall be made to you in January 2008.

5. **SORP**

a. As an officer of ADP, you shall be eligible to participate in the Automatic Data Processing, Inc. Supplemental Officers Retirement Plan (the "SORP") in accordance with the provisions of the SORP.

b. In the event ADP terminates your employment for any reason other than "for cause" before your 55th birthday, ADP shall pay you, in addition to any amounts owed under any benefit plan (including but not limited to the SORP) or otherwise, an amount as follows:

(i) if the date is while you are 50 years old, the amount of $47,998;
(ii) if the date is while you are 51 years old, the amount of $96,713;
(iii) if the date is while you are 52 years old, the amount of $147,367;
(iv) if the date is while you are 53 years old, the amount of $202,094;
(v) if the date is while you are 54 years old, the amount of $53,312; and
(vi) no payment is due if the date is after you have reached the age of 55.

6. **Termination and Severance Payments.**

If your employment with ADP is terminated, you will receive the following compensation:

a. If you are discharged for cause, ADP's obligation to make future payments to you shall cease on the date of such discharge. As used herein, the term "for cause" shall cover circumstances where ADP elects to terminate your employment because you have (i) been convicted of a or pled nolo contendere to a criminal act for which the punishment under applicable law may be death or imprisonment for more than one year, (ii) willfully or recklessly failed or refused to perform your material obligations as Corporate Vice President of Human Resources and such failure or refusal shall continue during the 30 day period following the receipt by you of written notice from ADP of such failure or refusal, (iii) committed any act or omission of gross negligence in the performance of your material duties hereunder and failed to take appropriate corrective action, if such act or omission is susceptible of correction, during the 30 day period following the receipt by you of written notice from ADP of such act or omission of gross negligence, (iv) committed any act of willful or reckless misconduct, or (v) violated ADP's Code of Business Conduct and Ethics, a copy of which can be found at www.adp.com under "About ADP", Ethics, Code of Business Conduct and Ethics. Notwithstanding anything in this paragraph, if you are discharged "for cause," ADP will pay all vested or accrued wages, vacation, sick pay, expense reimbursement, bonuses, and dividends to you on the date of such discharge.

b. Without restriction to the provisions of sections 6d or 6e below, if your death occurs while you are actively employed by ADP, ADP's obligation to make future payments to you shall cease on the date of your death. Notwithstanding the foregoing, if your death occurs while you are actively employed by ADP, the following shall occur:

(i) ADP will pay all vested or accrued wages, vacation, sick pay, expense reimbursement, bonuses, and dividends to your estate;
(ii) the restrictions on your time-based restricted stock shall lapse;
(iii) your estate shall have one year to exercise stock options that have vested by the date of your death;
(iv) depending upon your age and length of service, your spouse and eligible dependents may be eligible to participate in the Executive Retiree Medical Plan pursuant to the terms of that Plan; and
(v) your beneficiary will receive the amount due, if any, under paragraph 5b by treating the date of your death as the date ADP terminated your employment for a reason other than "for cause."

c. If, within three years of the Effective Date, you elect to resign your employment with ADP in response to a Change of Control[1] or material change in your job duties or responsibilities (including but not limited to a negative change in your Executive Grade Level or a change in your reporting relationship to ADP's Chief Executive Officer) you will be paid the amount set forth in paragraph 6d below. If, at a point in time more than three years from full execution of this letter, you elect to resign your employment with ADP in response to a material change in your job duties or responsibilities (including but not limited to a Change of Control or negative change in your Executive Grade Level or a change in your reporting relationship to ADP's Chief Executive Officer) you will be paid the amount set forth in paragraph 6e below. If you elect to resign from ADP for a reason other than in response to a Change of Control or material change in your job duties or responsibilities (including but not limited to a negative change in your Executive Grade Level or a change in your reporting relationship to ADP's Chief Executive Officer), ADP's obligation to make future payments to you shall cease on the date your employment ends. Nothing in this paragraph shall be deemed to affect your rights to any vested or accrued wages, vacation, sick pay, expense reimbursement, bonuses, dividends, stock, or stock options upon your resignation.

d. If, within three years of the Effective Date, ADP terminates your employment for any reason other than "for cause" as described in paragraph 6a or upon your death as set forth in paragraph 6b, you will be paid an amount totaling

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[1] "Change of Control" as used herein shall mean the sale or transfer of all or substantially all of the assets of ADP to any other person, corporation, firm or entity, or the merger or consolidation of ADP with any other corporation or entity.

two times your then annual salary, target bonus and the cash value of performance based shares that would have otherwise been earned during the 12 month severance period. ADP will calculate the value of those shares based on the performance metrics for the performance period then ending. You shall also be able to keep (and all restrictions will lapse) the time-based restricted stock described in paragraph 3a.

e. If, at a point in time more than three years from the Effective Date, ADP terminates your employment for any reason other than "for cause" as described in paragraph 6a or upon your death as set forth in paragraph 6b, you will be paid an amount totaling your then annual salary, target bonus and the cash value of performance based shares that would have otherwise been earned during the 12 month severance period. ADP will calculate the value of those shares based on the performance metrics for the performance period then ending.

7. **Miscellaneous**

a. All notices shall be sent to the parties by hand delivery or by certified or registered mail at the addresses set forth above or to any changed address which may be given in writing hereafter. All notices to ADP shall include two copies to ADP at One ADP Boulevard, Roseland, New Jersey 07068 (one copy to the attention of its General Counsel and the other copy to the attention of its Chief Executive Officer). Unless hand delivered, notices shall be deemed given three business days following the date deposited in the U.S. mails or one business day following the date of delivery to a nationally recognized overnight courier service.

b. In the event that this employment agreement or any provision hereof is declared invalid, unenforceable or illegal by any court, agency, commission or arbitrator(s) having jurisdiction hereof or thereof, neither party shall have any cause of action or claim against the other by reason of such declaration of invalidity, unenforceability or illegality; and any such declaration concerning any provision hereof shall not affect, impair or invalidate the remainder of this employment agreement, but shall be confined in its operation to that provision hereof only and the remainder of this employment agreement shall remain in full force and effect.

c. This employment agreement may not be changed, modified or amended in any manner except by an instrument in writing signed by all parties hereto.

d. This employment agreement is personal to each of the parties hereto and no party hereto may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

e. The headings contained in this employment agreement are for reference purposes only and shall not affect the meaning or interpretation of this employment agreement.

f. No failure or delay on the part of any party hereto in the exercise of any right hereunder in enforcing or requiring the compliance or performance by the other party of any of the terms and conditions of this employment agreement shall operate as a waiver of any such right, or constitute a waiver of a breach of any such terms and conditions, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right, nor shall any of the aforementioned failures or delays affect or impair such rights generally in any way. The waiver by any party of a breach of any term or condition of this employment agreement by the other party shall neither operate as nor be construed as a waiver of any subsequent breach thereof.

g. This employment agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New Jersey, without giving effect to its conflicts of laws principles. Any lawsuits arising out of or in connection with this employment agreement shall be brought in the Superior Court of New Jersey, Morris County, or the Federal District Court of the District of New Jersey. You and ADP hereby consent to the jurisdiction and venue of such courts you and ADP waive any right to a trial by jury of any such lawsuit.

If the foregoing correctly sets forth our understandings, please sign this employment agreement where indicated, whereupon it will become a binding agreement between us.

Automatic Data Processing, Inc.

By: ______________________

Gary Butler, Chief Executive Officer

Accepted and Agreed:

____

Benito Cachinero-Sanchez

EXHIBIT A

ADP

Restrictive Covenant

In my position(s) with Automatic Data Processing, Inc., its subsidiaries and affiliates (collectively "ADP"), I participate in policy decisions and have access to ADP's confidential information and trade secrets. I enjoy substantial compensation and benefits from ADP and am participating substantially in its 2000 Stock Option Plan. Since it is in ADP's best interests that all employees in executive positions execute restrictive covenants, I agree as follows:

1. During the period that I am an ADP employee and ending twelve months after the date I cease to be an ADP employee for any reason whatsoever (the "Non-Competition Period"), I will not, provided that I have been an ADP employee for at least six months, directly or indirectly, become or be interested in, employed by, or associated with in any capacity, any person, corporation, partnership or other entity whatsoever (a "Person") engaged in any aspect of ADP's businesses or businesses ADP has formal plans to enter on the date I cease to be an ADP employee (the "Termination Date"), in a capacity which is the same or similar to any capacity in which I was involved during the last two years of my employment by ADP. The restrictions set forth in this paragraph 1 shall apply only to the businesses or businesses that ADP has formal plans to enter with which I was involved. After the Termination Date, however, nothing shall prevent me from owning, as an inactive investor, securities of any competitor of ADP which is listed on a national securities exchange. Furthermore, after the Termination Date, I may become employed in a separate, autonomous division of a corporation provided such division is not a competitor of ADP.

2. During and after my employment by ADP, I will not use, or disclose to any Person any confidential information, trade secrets and proprietary information of ADP, its vendors, licensors, marketing partners or clients, learned by me during my employment and/or any of the names and addresses of clients of ADP. I acknowledge that I am prohibited from taking any confidential, proprietary or other materials or property of ADP with me upon termination of my employment. Upon termination of my employment, I shall return all ADP materials (including, without limitation, all memoranda and notes containing the names, addresses and/or needs of ADP clients and bona fide prospective clients) in my possession or over which I exercise control, regardless of whether such materials were prepared by ADP, me or a third party.

3. During the Non-Competition Period, I shall not, on my behalf or on behalf of any other Person, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any Person which was a client or a bona fide prospective client of ADP before the Termination Date to sell (license or lease) any software or service competitive or potentially competitive with any software or services sold, licensed, leased, provided or under development by ADP during the two-year period prior to the Termination Date, provided that the restrictions set forth in this paragraph 3 shall only apply to clients or bona fide prospective clients of businesses of ADP with which I was involved.

4. During the Non-Competition Period, I will not, directly or indirectly, hire, contract with, solicit, or encourage to leave ADP's employ any ADP employee, or hire or contract with any former ADP employee within one year after the date such person ceases to be an ADP employee.

5. During my employment by ADP, I shall not accept any position (unless such position is to commence after my employment ceases), compensation, reimbursement or funds, or their equivalent, from any Person engaged in any business in which ADP is engaged.

6. A violation of the foregoing covenants not to compete, not to disclose, not to solicit and not to hire will cause irreparable injury to ADP. ADP shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining me from performing, and continuing in the performance of, any such violation.

7. I understand and acknowledge that ADP shall have the sole and exclusive rights to anything

relating to its actual or prospective business which I conceive or work on, either in whole or in part, while employed by ADP and that all such work product may be property of ADP as "works for hire" under federal copyright law and may also constitute ADP confidential and proprietary information. Accordingly, I:

(a) will promptly and fully disclose all such items to ADP and will not disclose such items to any other person or entity without ADP's prior consent;

(b) will maintain on ADP's behalf and surrender to ADP upon termination of my employment appropriate written records regarding all such items;

(c) will, but without personal expense, fully cooperate with ADP, execute all papers and perform all acts requested by ADP to establish, confirm or protect its exclusive rights in such items or to enable it to transfer legal title to such items, together with any patents that may be issued;

(d) will, but without personal expense, provide such information and true testimony as ADP may request regarding such items including, without limitation, items which I neither conceived nor worked on but regarding which I have knowledge because of my employment with ADP;

(e) hereby assign to ADP, it successors and assigns, exclusive right, title and interest in and to all such items, including any patents which have been or may be issued; and

(f) state that only such items in which I personally hold or claim an interest and which are not subject to this Agreement are listed on the Ownership Schedule attached hereto. The absence of an Ownership Schedule means that no such items exist.

8. My obligations under this Agreement shall be binding upon me regardless of which office(s) of ADP I am employed at or position(s) I hold and shall inure to the benefit of any successors or assigns of ADP. This Agreement supplements and does not supersede any prior agreement(s) on the subject matter addressed herein.

9. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey. I acknowledge that the terms of this Agreement are reasonable and that I have had a reasonable opportunity to consult with an attorney before agreeing to the terms of this Agreement.